EXHIBIT 99.1

EXPLANATION OF RESPONSES
(1)
On April 9, 2024, Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P., Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P., Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P. and Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P. (collectively, the “Insight Coinvestment Funds”) distributed an aggregate of 1,849,604 shares of common stock of nCino, Inc. (the “Issuer”), par value $0.0005 per share (the “Shares”) to their partners on a pro rata basis in accordance with their respective ownership interests as determined in accordance with the applicable limited partnership agreements of such entities (the “Insight Coinvestment Funds Distribution”). The respective partners of the Insight Coinvestment Funds did not furnish any consideration in exchange for shares received in connection with the Insight Coinvestment Funds Distribution.

(2)
In connection with the Insight Coinvestment Funds Distribution, Insight Venture Associates Growth-Buyout Coinvestment, L.P. (“IVA Coinvestment”), the general partner of each of the Insight Coinvestment Funds, acquired direct ownership of  195,550  Shares, Insight Venture Partners Growth-Buyout Coinvestment Fund (Class A), L.P. (“IVP Coinvestment Class A”), an entity controlled by Insight Holdings Group, LLC (“Holdings”), acquired direct ownership of 61,741 Shares, and NV Secondary L.P. (“NV Secondary”), an entity controlled by Holdings, acquired direct ownership of 5,927 Shares. The respective partners of the Insight Coinvestment Funds, including IVA Coinvestment, IVP Coinvestment Class A and NV Secondary, did not furnish any consideration in exchange for the Shares received in connection with the Insight Coinvestment Funds Distribution.

(3)
On April 9, 2024, IVA Coinvestment distributed 218,211 Shares pro rata to its partners (including 19,555 Shares to IVP (Rome), L.P. (“IVP Rome”), an entity controlled by Holdings, which further distributed such Shares pro rata to its partners), IVP Coinvestment Class A distributed 61,741 Shares pro rata to its partners (including 22,661 Shares to IVA Coinvestment, which further distributed such Shares pro rata to its partners as described herein) and NV Secondary distributed 5,927 Shares pro rata to its partners, in each case, in accordance with their respective ownership interests as determined in accordance with the applicable limited partnership agreements of such entities. The respective partners of IVA Coinvestment, IVP Coinvestment Class A, NV Secondary and IVP Rome did not furnish any consideration in exchange for the Shares received in connection with such distribution.

(4)	Held directly by Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P.
(5)	Held directly by Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P.
(6)	Held directly by Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P.
(7)	Held directly by Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P.